Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer Arthur L. Herbst, Jr., President Christine R. Boehning, Chief Financial Officer (314)-344-0010, Ext. 3133

Young Innovations, Inc. Announces Record Results for the
Second Quarter Ended June 30, 2005 and Declares Quarterly
Dividend

St. Louis, MO., July 25, 2005 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record results for the second quarter and six months ended June 30, 2005.  Sales for the second quarter were $20.9 million, increasing $4.2 million or 24.9% over the $16.7 million reported for the second quarter of 2004.  Net income increased 75.1% to $3.6 million, compared with $2.0 million in the second quarter of 2004.  Diluted earnings per share for the second quarter of 2005 were $0.38, an increase of 72.7% over the $0.22 reported in the prior year quarter.

For the six months ended June 30, 2005, sales were $41.5 million, increasing 14.7% from the prior year period.  Net income was $7.0 million, increasing 31.9% from $5.3 million in the year earlier six-month period.  Diluted earnings per share were $0.75 for the six months ended June 30, 2005, an increase of 31.6% from $0.57 in the same period of 2004.

As previously disclosed, sales and net income for the second quarter and six months ended June 30, 2004 were adversely affected by the restructuring of certain sales incentive programs to dealers in May 2004.

Commenting on the quarter, Alfred E. Brennan, Chief Executive Officer, said, “We are pleased to report another quarter of record sales and earnings.  These results reflect the continued success in implementing our sales and marketing programs and growth in the end-user demand for our products.  A key element of our strategy has been our ability to improve profitability over time through facilities consolidation and cost savings initiatives.  During the quarter we experienced sequential improvement in operating efficiency and made significant progress in preparing for additional consolidation activities.  We continue to expect diluted earnings per share in the $1.60 to $1.62 range for 2005.”

A conference call has been scheduled for Tuesday, July 26 at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/246189 or on the Company’s website, www.ydnt.com.

On July 18, 2005, the Board of Directors declared a quarterly dividend of $0.04 per share, payable September 12, 2005 to shareholders of record on August 12, 2005.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers.  The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, and children’s toothbrushes.  The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States.  The Company also believes it is the leading provider of panoramic X-ray equipment and dental surface disinfectants in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.

Condensed Consolidated Statements of Income

(In Thousands, Except Earnings Per Share Data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	Change	2005	2004	Change

Net Sales	$20,906	$16,738	24.9%	$41,540	$36,232	14.7%
Cost of Goods Sold	9,368	8,089	15.8%	19,118	16,695	14.5%
Gross Profit	11,538	8,649	33.4%	22,422	19,537	14.8%
% of Net Sales	55.2%	51.7%		54.0%	53.9%

Selling, General and Administrative Expense	5,916	5,424	9.1%	11,293	11,003	2.6%
% of Net Sales	28.3%	32.4%		27.2%	30.4%

Income from Continuing Operations	5,622	3,225	74.3%	11,129	8,534	30.4%
% of Net Sales	26.9%	19.3%		26.8%	23.6%

Other Income / (Expense)	143	11		255	16

Income Before Taxes	5,765	3,236	78.2%	11,384	8,550	33.1%

Provision for Income Taxes	2,205	1,238		4,354	3,271

Net Income from Continuing Operations	3,560	1,998	78.2%	7,030	5,279	33.2%
Net Income (Loss) from Discontinued Operations		35			51
Net Income	$3,560	$2,033	75.1%	$7,030	$5,330	31.9%
% of Net Sales	17.0%	12.1%		16.9%	14.7%

Basic Earnings Per Share	$0.40	$0.22	81.8%	$0.78	$0.59	32.2%
Basic Earnings Per Share from Continuing Operations	$0.40	$0.22	81.8%	$0.78	$0.59	32.2%
Basic Earnings Per Share from Discontinued Operations	$—	$—		$—	$—
Basic Weighted Average Shares Outstanding	8,980	9,039		9,010	9,036

Earnings Per Share (Diluted)	$0.38	$0.22	72.7%	$0.75	$0.57	31.6%
Diluted Earnings Per Share from Continuing Operations	$0.38	$0.22	72.7%	$0.75	$0.57	31.6%
Diluted Earnings Per Share from Discontinued Operations	$—	$—		$—	$—
Diluted Weighted Average Shares Outstanding	9,363	9,399		9,371	9,426

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Young Innovations, Inc.

Consolidated Balance Sheet

June 30, 2005 and December 31, 2004

(In Thousands)

	(Unaudited)
	June 30 2005	December 31 2004
Assets
Current assets
Cash	$4,392	$2,552
Accounts receivable, net	9,467	9,976
Inventories	10,135	10,942
Other current assets	4,563	3,640
Net assets for discontinued operations	367	—
Total current assets	28,924	27,110

Property, plant and equipment, net	22,000	22,137
Other assets	1,148	1,860
Intangible assets	6,205	6,105
Goodwill	52,690	52,617

Total assets	$110,967	$109,829

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$7,313	$7,639
Net liabilities for discontinued operations	—	43
Total current liabilities	7,313	7,682

Deferred income taxes	7,010	7,010

Stockholders’ equity
Common stock	90	90
Deferred stock compensation	(430)	(598)
Additional paid-in capital	28,990	29,033
Retained earnings	90,176	83,884
Common stock in treasury, at cost	(22,182)	(17,272)
Total stockholders’ equity	96,644	95,137

Total liabilities and stockholders’ equity	$110,967	$109,829